Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement of Tucows Inc. on Amendment No. 1 to Form S-3, of our report dated July 26, 2006, relating to the consolidated financial statements of Mailbank.com, Inc. and Subsidiaries (d/b/a/ Netidentity.com) as of December 31, 2005 and 2004 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Certified Public Accountants

Denver, Colorado
September 28, 2006